Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statements No. 333-266255 and 333-103229 on Form S-8 of Plumas Bancorp of our report dated June 25, 2025 appearing in this Annual Report on Form 11-K of the Plumas Bank 401(k) Profit Sharing Plan for the year ended December 31, 2024.

/s/ Elliott Davis, LLC

Greenville, South Carolina

June 25, 2025